Exhibit 99
JOINT FILER INFORMATION

NAME:	Frost Gamma Investments Trust

ADDRESS:	4400 Biscayne Blvd
Miami, FL 33137

Designated Filer:	Phillip Frost, M.D.

Issuer and Ticker Symbol:	Ideation Acquisition Corp.. (IDI)

Date of Event Requiring Statement:	October 6, 2008
FROST GAMMA INVESTMENTS TRUST

by:	/s/ Phillip Frost, M.D.

Phillip Frost, M.D., Trustee